Exhibit 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 8th day of November, 2011 by and between Chad D. Winter, a resident of the State of Minnesota (“Employee”), and Northern Oil and Gas, Inc., a Minnesota corporation having its principal office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota (the “Company”).

WHEREAS, the Company is an oil and gas exploration and production company headquartered in Wayzata, Minnesota, focused on drilling exploratory and developmental wells in the Rocky Mountain regions of the United States;

WHEREAS, prior to this Agreement, Employee and the Company were parties to that certain Employment Agreement, dated as of March 25, 2010 (the “Prior Agreement”), governing the terms of Employee’s employment with the Company as its Chief Financial Officer;

WHEREAS, in connection with the Company’s addition of a new Chief Financial Officer, the parties desire to enter into this Agreement to amend and restate the Prior Agreement in its entirety;

WHEREAS, during his employment with the Company, Employee will have access to the Company’s confidential, proprietary and trade secret information.  Employee and the Company agree that it is in the best interests of the Company to protect its confidential, proprietary and trade secret information, to prevent unfair competition by former employees following separation of their employment and to secure cooperation from former employees with respect to matters related to their employment with the Company; and

WHEREAS, Employee acknowledges that his receipt of benefits under this Agreement depends on, among other things, his agreement to abide by the confidentiality, non-competition, non-solicitation and other covenants contained in this Agreement in Sections 8 and 9 below.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective agreements of the Company and Employee as set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.           Employment; Services.  Effective as of December 12, 2011 (the “Effective Date”), (i) Employee resigns his position as Chief Financial Officer of the Company, (ii) the Company agrees to employ Employee in the role of Vice President of Finance and (iii) Employee accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Vice President of Finance, which shall include such duties and responsibilities as the Company’s executive officers may from time-to-time reasonably prescribe consistent with the duties and responsibilities of the Vice President of Finance of the Company (the “Services”).  Employee shall use his best efforts to make himself available to render such Services to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction.

2.           Location.                      Employee’s position will be based at the Company’s principal office, which is currently located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota.

3.           At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of this Agreement.    The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.”

4.           Compensation. In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following compensation while Employee is employed by the Company during the Term:

(a)           Salary.  The Company shall pay Employee an annualized base salary according to this Section 4(a) (the “Salary”), which salary shall be payable to Employee in accordance with the Company’s customary payroll practices.  Employee’s annualized Salary shall initially be $244,000, subject to future review and adjustment in the ordinary course of the Company’s business.

(b)           Annual Bonus.  For each calendar year during the Term Employee shall be eligible to receive an annual incentive bonus in the discretion of the Company’s Compensation Committee or Board based upon Employee meeting or exceeding mutually agreed upon performance goals; provided, however, that nothing herein shall obligate the Company to pay any bonus to Employee at any time.

5.           Benefits.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following employee benefits while Employee is employed by the Company during the Term:

(a)           Employee shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company to employees of the Company at a similar level, to the extent that Employee meets the eligibility requirements for each such individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program for employees of the Company and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

 (b)           Employee, Employee’s spouse and any eligible children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time and provided the Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program, all of which insurance premiums shall be paid by the Company on behalf of Employee and Employee’s Family. The Company provides no assurance as to the adoption or continuance of any particular health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans or programs and Employee and Employee’s Family’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(c)           Employee shall be entitled to vacation pursuant to such general policies and procedures of the Company consistent with past practices as are from time-to-time adopted by the Company.

(d)           Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel, communication costs and other disbursements incurred by him, for and on behalf of the Company, in connection with the provision of the Services required under this Agreement.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur at least once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

6.           Amendment to Vesting Dates of Unvested Securities.  The terms of any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the “Securities”) held in the name of Employee, as governed by the applicable grant agreements, board resolutions and plan documents governing such Securities, are hereby amended such that any vesting date of Securities that was scheduled to occur on or after January 1, 2012 shall instead vest one year later (e.g. Securities scheduled to vest on February 1, 2012 shall instead vest on February 1, 2013).  The foregoing sentence shall have no effect with respect to any vesting date on or before December 31, 2011.

7.           Rights Upon Termination of Employment.

(a)           If Employee’s employment with the Company is terminated by the Company or Employee for any reason, then: (A) the Company shall pay to Employee or his beneficiary or his estate, as the case may be, Employee’s Salary through the Termination Date, (B) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date; (C) any Securities held in the name of Employee, or any portion thereof, may be exercised to the extent Employee was entitled to do so as of the Termination Date in accordance with the terms of the applicable grant agreements and plan document(s) governing such Securities; and (D) unless such termination was by the Company for Cause (as defined below), Employee and Employee’s Family shall have the right for two years after the Termination Date to continue to participate in the Company’s benefit plans described in Section 5(b) above, with the Company continuing to pay all applicable insurance premiums (provided the Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program).

(b)           In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 7(a) hereof, and the Company shall have no other obligation to Employee or to his beneficiary or his estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

(c)           Notwithstanding the foregoing provisions of this Section 7, the Company shall not be obligated to provide the consideration under Section 7(a)(D) hereof unless Employee shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement as of the dates of any payments.

(d)           Cause. Termination of Employee for “Cause” shall mean any of the following acts by Employee:

(i)            an intentional act of fraud, embezzlement, theft or any other material violation of law:

(ii)            intentional damage to the Company’s assets;

(iii)            the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(iv)            willful conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

8.           Confidential Information.

(a)           Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee from the Company.

(b)           In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

(c)           Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of Employee’s employment with the Company.

(d)           Employee acknowledges that the Company is a public company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the SEC shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable Federal or state laws, rules, regulations or orders.

(e)           The foregoing obligations of confidentiality shall not apply to any Confidential Information and Materials that: (i) are now or subsequently become generally publicly known, other than as a direct or indirect result of the breach by Employee of this Agreement, (ii) are independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) are required to be disclosed by law or legal process.  Employee understands and agrees that Employee’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Employee under applicable statutory or common law.  The parties agree that the provisions of this Section 8 shall survive any termination of Employee’s employment with the Company and this Agreement.

9.           Non-Competition and Non-Solicitation.

(a)           Employee agrees that he will not:

(i)           anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)           divert to any competitor of the Company any customer of the Company, or

(iii)           solicit any employee, contributor or faculty member of the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

(b)           Employee agrees to be bound by the provisions of this Section 9 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 4 and Section 5 above and the covenants and agreements set forth herein.  The provisions of this Section 9 shall apply during the term of Employee’s employment with the Company and for a period of one (1) year following termination of Employee’s employment with the Company for any reason, whether such termination is at the initiative of Employee or the Company or before or after expiration of the Term.  The parties agree that the provisions of this Section 9 shall survive any termination of Employee’s employment with the Company and this Agreement, Employee will continue to be bound by the provisions of this Section 9 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

(c)           Employee acknowledges that the provisions of this Section 9 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 9 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 9 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

10.           Non-Disparagement.  Both the Company and Employee agree that neither they nor any of their respective affiliates, predecessors, subsidiaries, partners, principals, officers, directors, authorized representatives, agents, employees, successors, assigns, heirs or family members shall disparage or defame any other party hereto relating in any respect to this Agreement, their relationship or the Company’s employment of Employee.

11.           Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) as follows:

As to Employee, at the Employee’s home address on file with the Company.

As to the Company:

Northern Oil and Gas, Inc.
Attn:  Chief Executive Officer
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

12.           Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

13.           Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

14.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

15.           Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

16.           Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

17.           Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

18.           Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

19.           Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

20.           Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

21.           Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

22.           Taxes and Section 409A.  Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation.  Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder.

This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NORTHERN OIL AND GAS, INC.

By /s/ James R. Sankovitz
    By:  James R. Sankovitz
    Its:  Chief Operating Officer

EMPLOYEE:

  /s/ Chad D. Winter
Chad D. Winter